Exhibit 10.7
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT is entered into as of this 26th day of October, 2009 by and among Graphic Packaging International, Inc., a Delaware corporation (“Employer”), Graphic Packaging Holding Company, a Delaware corporation (“GPHC”) and Alan Nichols (“Executive”).
W I T N E S S E T H:
     WHEREAS, Employer desires to employ Executive on the terms and conditions set forth herein;
     WHEREAS, Executive desires to accept such employment on the terms and conditions set forth herein;
     WHEREAS, each of Employer, GPHC and Executive agrees that Executive will have a prominent role in the management of the business, and the development of the goodwill, of Employer and its Affiliates (as defined below) and will establish and develop relations and contacts with the principal customers and suppliers of Employer and its Affiliates in the United States and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, Employer and its Affiliates;
     WHEREAS, (i) in the course of his/her employment with Employer, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of Employer and its Affiliates in the United States and the rest of the world that could be used to compete unfairly with Employer and its Affiliates; (ii) the covenants and restrictions contained in Sections 8 through 13, inclusive, are intended to protect the legitimate interests of Employer and its Affiliates in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, Employer, GPHC and Executive hereby agree as follows:
     1. Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, Employer hereby employs Executive, and Executive hereby accepts employment by Employer.
     2. Term; Position and Responsibilities.
     (a) Term of Employment. Unless Executive’s employment shall sooner terminate pursuant to Section 7, Employer shall employ Executive for a one year term commencing on the date hereof (the “Initial Term”). Effective upon the expiration of the Initial Term and of each Additional Term (as defined below), Executive’s employment hereunder shall be deemed to be automatically extended, upon the same terms and conditions, for an additional period of one year (each, an “Additional Term”), in each such case, commencing upon the expiration of the Initial Term or the then current Additional Term, as the case may be. The period during which

Executive is employed pursuant to this Agreement, including any extension thereof in accordance with the preceding sentence, shall be referred to as the “Employment Period”.
     (b) Position and Responsibilities. During the Employment Period, Executive shall serve as Senior Vice President, Mills of Employer and have such duties and responsibilities as are customarily assigned to individuals serving in such position and such other duties consistent with Executive’s title and position as the Board of Directors of Employer (“Employer’s Board”) specifies from time to time. Executive shall devote all of his/her skill, knowledge and working time to the conscientious performance of the duties and responsibilities of such position, except for (i) vacation time as set forth in Section 6(c) and absence for sickness or similar disability and (ii) to the extent that it does not interfere with the performance of Executive’s duties hereunder, (A) such reasonable time as may be devoted to service on boards of directors of other corporations and entities, subject to the provisions of Section 9, and the fulfillment of civic responsibilities and (B) such reasonable time as may be necessary from time to time for personal matters. If so elected or designated by the respective shareholders thereof, Executive shall serve as a member of the Boards of Directors of GPHC, Employer and their respective Affiliates during the Employment Period without additional compensation.
     3. Base Salary. As compensation for the services to be performed by Executive during the Employment Period, Employer shall pay Executive a base salary at an annualized rate of $273,000, which will increase to $293,000 effective January 1, 2010, payable in installments on Employer’s regular payroll dates. Effective January 1, 2010, this annual salary reflects an increase in lieu of the perquisite allowance previously provided to Executives of Employer. Employer’s Board shall review Executive’s base salary annually during the Employment Period and, in its sole discretion, Employer’s Board may increase (but may not decrease except as provided in Section 7(d)) such base salary from time to time based upon the performance of Executive, the financial condition of Employer, prevailing industry salary levels and such other factors as Employer’s Board shall consider relevant. (The annual base salary payable to Executive under this Section 3, as the same may be increased from time to time and without regard to any reduction therefrom in accordance with the next sentence, shall hereinafter be referred to as the “Base Salary”.) The Base Salary payable under this Section 3 shall be reduced to the extent that Executive elects to defer such Base Salary under the terms of any deferred compensation, savings plan or other voluntary deferral arrangement that may be maintained or established by Employer.
     4. Incentive Compensation Arrangements. During the Employment Period, Executive shall participate in Employer’s incentive compensation programs for its senior executives existing from time to time, at a level commensurate with his/her position and duties with Employer and based on such performance targets as may be established from time to time by Employer’s Board or a committee thereof. For calendar year 2010, Executive’s aggregate annual target bonus opportunity shall be 70% of Base Salary.
     5. Employee Benefits. During the Employment Period, employee benefits, including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance, shall be provided to Executive in accordance with the programs of Employer then available to its senior executives, as the same may be amended and in effect from time to time. During the Employment Period, Executive shall also be entitled to participate in all of Employer’s profit-sharing, deferred compensation, and savings plans, as the same may be amended and in effect from time to time, applicable to senior executives of Employer. The benefits referred to in this Section 5 shall be provided to Executive on a basis that is commensurate with Executive’s position and duties with Employer hereunder and that is no less favorable than that of similarly situated employees of Employer.
     6. Expenses and Vacation.
     (a) Business Travel, Lodging, etc. Employer shall reimburse Executive for reasonable travel, lodging, meal and other reasonable expenses incurred by him/her in connection with his/her performance of services hereunder upon submission of evidence, satisfactory to Employer, of the incurrence and purpose of each such expense and otherwise in accordance with Employer’s business travel reimbursement policy applicable to its senior executives as in effect from time to time.
     (b) Vacation. During the Employment Period, Executive shall be entitled to five weeks of paid vacation on an annualized basis, without carryover accumulation.
     7. Termination of Employment.
     (a) Termination Due to Death or Disability. In the event that Executive’s employment hereunder terminates due to death or is terminated by Employer due to Executive’s Disability (as defined below), no termination benefits shall be payable to or in respect of Executive except as provided in Section 7(g). For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents or would prevent the performance by Executive of his/her duties hereunder for a continuous period of six months or longer. The determination of Executive’s Disability shall (i) be made by an independent physician who is reasonably acceptable to Employer and Executive (or his/her representative), (ii) be final and binding on the parties hereto and (iii) be based on such competent medical evidence as shall be presented to such independent physician by Executive and/or Employer or by any physician or group of physicians or other competent medical experts employed by Executive and/or Employer to advise such independent physician.
     (b) Termination by Employer for Cause. Executive may be terminated for cause by Employer for (i) the willful failure of Executive substantially to perform his/her duties hereunder (other than any such failure due to Executive’s physical or mental illness) or other willful and material breach by Executive of any of his/her obligations hereunder, after a written demand for substantial performance has been delivered, and a reasonable opportunity to cure has been given, to Executive by Employer’s Board, which demand identifies in reasonable detail the manner in which Employer’s Board believes that Executive has not substantially performed his/her duties or has breached his/her obligations, (ii) Executive’s engaging in willful and serious misconduct that has caused or is reasonably expected to result in material injury to Employer or any of its Affiliates, (iii) Executive’s conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony, or (iv) Executive’s material violation of the requirements of federal or state securities law, rule or regulation, in cases involving fraud or deceit, or violation of Employer’s insider trading policy. Any item of conduct in the previous sentence shall constitute “Cause.” Executive’s conduct need not result in monetary or financial loss to constitute Cause. Executive shall be permitted to attend a meeting of Employer’s Board within 30 days after delivery to him/her of a Notice of Termination (as defined below) pursuant to this

Section 7(b) to explain why he/she should not be terminated for Cause and, if following any such explanation by Executive, Employer’s Board determines that Employer does not have Cause to terminate Executive’s employment, any such prior Notice of Termination delivered to Executive shall thereupon be withdrawn and of no further force or effect.
     (c) Termination Without Cause. A termination “Without Cause” shall mean a termination of employment by Employer other than pursuant to Section 7(a) or Section 7(b).
     (d) Termination by Executive. Executive may terminate his/her employment for any reason. A termination of employment by Executive for “Good Reason” shall mean a termination by Executive of his/her employment with Employer within 30 days following the occurrence, without Executive’s consent, of any of the following events: (i) the assignment to Executive of duties that represent a substantial diminution of the duties that he/she is to assume on the date hereof, (ii) a reduction in the rate of Executive’s Base Salary, unless the reduction does not exceed ten percent (10%) and is applied uniformly percentage-wise to all similarly situated executives, (iii) a material breach by Employer of any of its obligations hereunder, including the failure of Employer to obtain the assumption of this Agreement by any Successor (as defined below) to Employer as contemplated by Section 14 or (iv) except in cases where Employer is promoting Executive, the relocation of Executive’s primary office to a location more than 50 miles from the location of Executive’s primary office on the date hereof. A termination by Executive shall not constitute termination for Good Reason unless (x) Executive shall first have delivered to Employer written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 30 days after the initial occurrence of such event), (y) there shall have passed a reasonable time (not less than 30 days) within which Employer may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by Executive, and (z) Executive’s Separation from Service (as defined below) occurs not later than two years following the initial existence of one or more of the conditions giving rise to Good Reason. Good Reason shall not include Executive’s death or Disability.
     (e) Notice of Termination. Any termination by Employer pursuant to Section 7(a), 7(b) or 7(c), or by Executive pursuant to Section 7(d), shall be communicated by a written Notice of Termination addressed to the other parties to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive’s employment with Employer has been or will be terminated.
     (f) Payments and Benefits Upon Separation from Service by Employer Without Cause or by Executive for Good Reason.
          (i) Subject to Section 7(f)(iii), in the event of a termination of Executive’s employment by Employer Without Cause or a termination by Executive of his/her employment for Good Reason during the Employment Period, Employer shall pay to Executive:
(A)	one year’s Base Salary, and

(B)	the product of (1) the amount of incentive compensation that would have been payable to Executive for the calendar year in which the Date of Termination (as defined below) occurs if Executive had remained employed for the entire calendar year and assuming that all applicable performance targets had been achieved, multiplied by (2) a fraction, the numerator of which is equal to the number of days in such calendar year that precede the Date of Termination and the denominator of which is equal to 365 (such product, the “Pro Rata Bonus”).
     (ii) Subject to Section 7(f)(iii),upon a Separation from Service of the Participant Without Cause or for Good Reason within one (1) year of a Change in Control (as defined below), in addition to the benefits outlined in Section 7(f)(i) above, an eligible Participant will also receive:
(A)	an additional 1/2 year’s Base Salary; and

(B)	a Target Bonus equal to the product of (1) the amount of incentive compensation based on the Participant’s annual target bonus opportunity that would have been payable to the Participant for the calendar year in which the date of Separation from Service occurs if the Participant had remained employed for the entire calendar year and assuming that all applicable performance targets had been achieved multiplied by (2) 1.5 (the “Target Bonus”).
          (iii) Notwithstanding anything in this Agreement to the contrary, no amounts or benefits shall be paid or distributed pursuant to this Section 7(f) unless and until Executive has incurred a Separation from Service (as defined below) from Employer. This provision does not prohibit Executive’s entitlement to any amount due to a termination of Executive’s employment, as provided in this Section 7(f); it simply delays the payment or distribution date until such occurrence. As used herein, the term “Separation from Service” means a separation from service as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations (without giving effect to any elective provisions that may be available under such definition). After Executive’s Separation from Service, Executive shall have up to 45 days to execute and not revoke a general release in a form reasonably satisfactory to Employer. If Executive fails to sign a general release or revokes a general release, any payments or other benefits under Section 7(f) otherwise due are forfeited.
          (iv) Payments pursuant to this Section 7(f) shall be made as follows: on Employer’s first normal payroll date occurring during the seventh month following the Date of Separation from Service, one-half of the amounts due under Section 7(f)(i)(A) and the full amount due under Section 7(f)(ii)(A) above, shall be paid to Executive. One-twenty-fourth (1/24) of the amounts due Executive under Section 7(f)(i)(A) shall be payable on each of Employer’s subsequent regular payroll dates, until the amounts due are paid in full. The amounts due Executive under Section 7(f)(i)(B) and 7(f)(ii)(B) above shall be paid in full upon the later of (a) Employer’s first normal payroll date occurring during the seventh month following the date of Executive’s Separation from Service, or (b) the date that the incentive compensation for the relevant calendar year is paid to Employer’s senior executives.
          (v) If Executive is entitled to payments pursuant to Section 7(f)(i), then for the period beginning on the Date of Separation from Service and ending on the first anniversary of the date of Executive’s Separation from Service (the “Severance Period”), Employer shall (x) continue to provide to Executive the life, medical, dental, and prescription drug benefits referred to in

Section 5 (the “Continued Benefits”) and (y) reimburse Executive for expenses incurred by him/her for outplacement and career counseling services provided to Executive for an aggregate amount not in excess of $25,000. To be eligible for continuation of medical, dental and prescription drug benefits, the Executive must elect continuation of group benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) by completing the application and returning it to the COBRA Administrator by the deadline specified in the application. The Employer will subsidize the Executive’s COBRA premiums during the Severance Period. The Employer subsidy will end upon the earlier of the last day of the Severance Period or the day COBRA coverage ends for any reason, including loss of plan eligibility under plan terms or applicable law; or qualification for benefits with another employer. During the Severance Period, the Executive will make the same contributions as required of active employees, with said contributions being paid directly to the Employer’s COBRA Administrator on an after-tax basis. The Severance Period will count against the Executive’s total COBRA continuation period.
          (vi) Executive shall not have a duty to mitigate the costs to Employer under this Section 7(f), except that Continued Benefits shall be reduced or canceled to the extent of any comparable benefit coverage earned by (whether or not paid currently) or offered to Executive during the Severance Period by a subsequent employer or other Person (as defined below) for which Executive performs services, including but not limited to consulting services.
          (vii) The benefits provided Executive pursuant to this Section 7(f) are made in lieu of any payments or benefits, and Executive shall not be entitled to receive any payments or benefits, pursuant to any plan, policy, program or practice providing any bonus, annual incentive or severance compensation.
     (g) Payments and Benefits Upon Executive’s Death or Disability, Separation from Service by Employer With Cause, or Separation from Service by Executive Without Good Reason. If Executive’s employment shall terminate upon his death or Disability or if Employer shall terminate Executive’s employment for Cause or Executive shall terminate his employment without Good Reason during the Employment Period, Employer shall pay Executive his full Base Salary through the Date of Termination; plus, in the case of termination upon Executive’s death or Disability, a Pro Rata Bonus within 60 days following such termination, calculated assuming target performance under applicable financial metrics; plus, in the case of termination upon Executive’s death, his full Base Salary for the remainder of the pay period in which death occurs and for one month thereafter. The benefits provided Executive pursuant to this Section 7(g) are made in lieu of any payments or benefits, and Executive shall not be entitled to receive any payments or benefits, pursuant to any plan, policy, program or practice providing any bonus or annual incentive compensation.
     (h) Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (x) if Executive’s employment is terminated by his/her death, the date of his/her death, (y) if Executive’s employment is terminated by Employer for Cause, the date on which Notice of Termination is given as contemplated by Section 7(e) or, if later, the date of termination specified in such Notice, or (z) if Executive’s employment is terminated by Employer Without Cause, due to Executive’s Disability or by Executive for any reason, the date that is 30 days after the date on which Notice of Termination is given as contemplated by Section 7(e) or, if no such Notice is given, 30 days after the date of termination of employment.

     (i) Resignation upon Termination. Unless otherwise mutually agreed by the parties, effective as of any Date of Termination under this Section 7 or otherwise as of the date of Executive’s termination of employment with Employer, Executive shall resign, in writing, from all Board memberships and other positions then held by him/her with GPHC, Employer and their respective Affiliates.
     (j) Nondisparagement. Executive agrees not to disparage Employer, GPHC, or the subsidiaries thereof, or the officers, directors or employees of any of them, during the Employment Period or thereafter.
     8. Unauthorized Disclosure. During the period of Executive’s employment with Employer and the three-year period following any termination of such employment, without Employer’s prior written consent, except to the extent required by an order of a court having jurisdiction or under subpoena from an appropriate government agency, in which event, Executive shall use his/her best efforts to consult with Employer prior to responding to any such order or subpoena, and except as required in the performance of his/her duties hereunder, Executive shall not disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including but not limited to data and other information relating to members of the Board of Directors of GPHC, Employer or any of their respective Affiliates or to management of GPHC, Employer or any of their respective Affiliates), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information (a) relating to GPHC, Employer or any of their respective Affiliates or (b) that GPHC, Employer or any of their respective Affiliates may receive belonging to suppliers, customers or others who do business with GPHC, Employer or any of their respective Affiliates (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public or is in the public domain (other than by reason of Executive’s breach of this Section 8). The obligations in this paragraph are in addition to, and in no way restrict or operate as a waiver of, statutory or common law protection of trade secrets, as defined by law.
     9. Non-Competition. The Executive acknowledges and agrees that he or she is engaged in business with the Employer in a global market. Therefore, during the period of Executive’s employment with Employer and for one year following the date of Executive’s Separation from Service, Executive shall not, directly or indirectly, become employed in a management capacity, including as a consultant providing services in a management capacity, for Caraustar Industries, Inc., Cascades Inc., International Paper Company, MeadWestvaco Corporation, OYSTAR Jones & Company, Inc., Packaging Corporation of America, Rock-Tenn Company, or any of their current subsidiaries or successors in the United States.
     10. Non-Solicitation of Employees. For one year following the date of Executive’s Separation from Service, Executive shall not, directly or indirectly, for his/her own account or for the account of any other Person, solicit for employment, employ or otherwise interfere with the relationship of GPHC, Employer or any of their respective subsidiaries with, any person who is employed by GPHC, Employer or any of their current subsidiaries.
     11. Non-Solicitation of Customers. The Executive acknowledges and agrees that he or she is engaged in business with the Employer in a global customer market. For one year following the date of Executive’s Separation from Service, Executive shall not, directly or indirectly, for his/her own account or for the account of any other Person anywhere in the United States, the European Union, Canada or Mexico, solicit or otherwise attempt to establish any business relationship for purposes of engaging in the manufacture, sales or converting of paperboard and paperboard packaging with any Person who is or was a Customer, client or distributor of GPHC or Employer or any of their Affiliates at any time during which Executive was employed by Employer.
     12. Return of Documents. In the event of the termination of Executive’s employment for any reason, Executive shall deliver to Employer all of (a) the property of each of GPHC, Employer and their respective Affiliates and (b) the non-personal documents and data of any nature and in whatever medium of each of GPHC, Employer and their respective Affiliates, and he/she shall not take with him/her any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information. Whether documents or data are “personal” or “non-personal” shall be determined as follows: Executive shall present any documents or data that he/she wishes to take with him/her to the chief legal officer of Employer for his/her review. The chief legal officer shall make an initial determination whether any such documents or data are personal or non-personal, and with respect to such documents or data that he/she determines to be non-personal, shall notify Executive either that such documents or data must be retained by Employer or that Employer must make and retain a copy thereof before Executive may take such documents or data with him/her.
     13. Injunctive Relief with Respect to Covenants; Forum, Venue and Jurisdiction. Executive acknowledges and agrees that the covenants, obligations and agreements of Executive contained in Sections 8, 9, 10, 11, 12, and 13 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have. Executive hereby irrevocably submits to the jurisdiction of the superior courts of Cobb County, Georgia and the federal courts of the Northern District of Georgia, in respect of the injunctive remedies set forth in this Section 13 and the interpretation and enforcement of Sections 8, 9, 10, 11, 12, and 13 insofar as such interpretation and enforcement relate to any request or application for injunctive relief or damages connected therewith in accordance with the provisions of this Section 13, and the parties hereto hereby irrevocably waive any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to an application for such injunctive relief or damages connected therewith in a suit or proceeding brought before such a court in accordance with the provisions of this Section 13. All disputes not relating to any request or application for injunctive relief or damages connected therewith in accordance with this Section 13 shall be resolved by arbitration in accordance with Section 17(b).
     14. Assumption of Agreement. Employer shall require any Successor thereto, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from Employer in the same amount and on the same terms as Executive would be entitled hereunder if Employer had terminated Executive’s employment Without Cause as described in Section 7, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.
     15. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including but not limited to summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other Person and those contained in any prior employment, consulting or similar agreement entered into by Executive and Employer or any predecessor thereto or Affiliate thereof) are merged herein and superseded hereby.
     16. Indemnification. Employer hereby agrees that it shall indemnify and hold harmless Executive to the fullest extent permitted by Delaware law from and against any and all liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of litigation (including attorneys’ fees), arising out of the employment of Executive hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of Executive. Costs and expenses incurred by Executive in defense of such litigation (including attorneys’ fees) shall be paid by Employer in advance of the final disposition of such litigation upon receipt by Employer of (a) a written request for payment, (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought, and (c) an undertaking adequate under Delaware law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by Employer under this Agreement, including but not limited to as a result of such exception.
     17. Section 409A.
     (a) General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither Employer nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive as a result of the application of Section 409A of the Code.
     (b) Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Agreement by reason of Executive’s Separation from Service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Employer under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
          (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following Executive’s Separation from Service will be accumulated through and paid or provided on the first normal payroll date in the seventh month following Executive’s Separation from Service (or, if Executive dies during such period, within 30 days after Executive’s death) (in either case, the “Required Delay Period”); and
          (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder: provided, however, that Employer’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of Employer, including this Agreement.
     (c) Treatment of Installment Payments. Each payment of termination benefits under Section 7(f) of this Agreement, including, without limitation, each installment payment and each provision of, or payment or reimbursement of premiums for, the Continued Benefits under Section 7(f)(iv), shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.
     (d) Timing of Reimbursements and In-kind Benefits. If Executive is entitled to be paid or reimbursed for any taxable expenses under Sections 6(b), 7(d), 7(f)(iv), or 18(b) and such payments or reimbursements are includible in Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year (other than the outplacement benefits under Section 7(f)(iv)(y), and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. Executive’s rights to payment or reimbursement of expenses pursuant to Section 18(b) shall expire at the end of the 20 years after the Date of Termination. No right of Executive to reimbursement of expenses under Sections 6(b), 7(d), 7(f)(iv), or 18(b) shall be subject to liquidation or exchange for another benefit.
     18. Miscellaneous.
     (a) Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of Employer, GPHC and their respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his/her heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 17(a). Each of GPHC and Employer may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means), provided that the Successor to Employer shall expressly assume and agree to perform this Agreement in accordance with the provisions of Section 14.
     (b) Arbitration. Any dispute or controversy arising under or in connection with this Agreement (except in connection with any request or application for injunctive relief or damages connected therewith in accordance with Section 13) shall be resolved by binding arbitration. The arbitration shall be held in the city of Atlanta, Georgia and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both Employer and Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by Employer, one appointed by Executive, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event Executive prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Employer.
     (c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflicts of laws.
     (d) Taxes. Employer may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.
     (e) Amendments. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by Employer’s Board or a Person authorized thereby and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of GPHC, is approved by the Board of Directors of GPHC or a Person authorized thereby. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.
     (f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
     (g) Notices. Any notice or other communication required or permitted to be delivered under this Agreement shall be (i) in writing, (ii) delivered personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received on the date of delivery or, if so mailed, on the third business day after the mailing thereof, and (iv) addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(A)	If to Employer or GPHC, to it at:
814 Livingston Court, S.E.
Marietta, GA 30067
Attention: General Counsel
(B)	if to Executive, to him/her at his/her residential address as currently on file with Employer.
     (h) Voluntary Agreement; No Conflicts. Executive, Employer and GPHC each represent that they are entering into this Agreement voluntarily and that Executive’s employment hereunder and each party’s compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by such party of any agreement to which he/she or it is a party or by which he/she or it or his/her or its properties or assets may be bound.
     (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     (j) Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
     (k) Certain Definitions.
     “Affiliate”: with respect to any Person, means any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.
     “Change in Control” shall mean any of the following events:
(1)	The acquisition by any Person of Beneficial Ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of GPHC entitled to vote generally in the election of Employer’s Board (the “Outstanding GPHC Voting Securities”); provided, however, that for purposes of this section, the following acquisitions shall not constitute a Change of Control: (i) any acquisition by a Person who on the Effective Date is the Beneficial Owner of thirty percent (30%) or more of the Outstanding GPHC Voting Securities, (ii) any acquisition by GPHC or any of its Subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by GPHC or any of its Subsidiaries, (iv) any acquisition by a shareholder who is a party to the Stockholders Agreement, dated July 7, 2007, or (v) any acquisition by any corporation pursuant to a transaction which complies with subparagraphs (x), (y), and (z) of Section (3) below;

(2)	Individuals who constitute the Employer’s Board as of the Effective Date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Employer’s Board, provided that any individual becoming a Director subsequent to the Effective Date whose election, or nomination for election by GPHC’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election or removal of the Directors of GPHC or other actual or threatened solicitation of proxies of consents by or on behalf of a Person other than the Employer’s Board;

(3)	Consummation of a reorganization, merger, or consolidation to which GPHC is a party (a “Business Combination”), in each case unless, following such Business Combination: (x) all or substantially all of the individuals and entities who were the Beneficial Owners of Outstanding GPHC Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of Directors of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns GPHC either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding GPHC Voting Securities; and (y) no Person (excluding any Successor Entity or any employee benefit plan, or related trust, of the Company or such Successor Entity) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Successor Entity, except to the extent that such ownership existed prior to the Business Combination; and (z) at least a majority of the members of the board of directors of the Successor Entity were members of the Incumbent Board (including persons deemed to be members of the Incumbent Board by reason of the proviso to paragraph (2) of this section) at the time of the execution of the initial agreement or of the action of the Employer’s Board providing for such Business Combination;

(4)	The sale, transfer or other disposition of all or substantially all of the assets of GPHC; or

(5)	Approval by the shareholders of GPHC of a complete liquidation or dissolution of GPHC.
     “Control”: with respect to any Person, means the possession, directly or indirectly, severally or jointly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     “Person”: any natural person, firm, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity.
     “Subsidiary”: with respect to any Person, each corporation or other Person in which the first Person owns or Controls, directly or indirectly, capital stock or other ownership interests representing 50% or more of the combined voting power of the outstanding voting stock or other ownership interests of such corporation or other Person.
     “Successor”: of a Person means a Person that succeeds to the first Person’s assets and liabilities by merger, liquidation, dissolution or otherwise by operation of law, or a Person to which all or substantially all the assets and/or business of the first Person is transferred.
     IN WITNESS WHEREOF, Employer and GPHC have duly executed this Agreement by their authorized representatives, and Executive has hereunto set his/her hand, in each case effective as of the date first above written.

GRAPHIC PACKAGING HOLDING COMPANY

By:	/s/ Cynthia A. Baerman Cynthia A. Baerman
Senior Vice President, Human Resources

GRAPHIC PACKAGING INTERNATIONAL, INC.

By:	/s/ Cynthia A. Baerman Cynthia A. Baerman
Senior Vice President, Human Resources

Executive:

/s/	Alan Nichols

Alan Nichols